Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 25, 2021, with respect to the financial statements of Breviloba, LLC incorporated by reference in the Registration Statement (Form S-3) and related Preliminary Prospectus of Altus Midstream Company for the registration of 627,868 shares of Class A Common Stock issuable upon exercise of warrants, 14,274,758 shares of Class A Common Stock and 3,182,140 warrants.

/s/ Ernst & Young LLP

Houston, Texas

January 6, 2022